U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM 3

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
              of the Investment Company Act of 1940



1.   Name and Address of Reporting Person*

     WFD PARTNERSHIP, a Florida general partnership

     (Last)                            (First)              (Middle)

     10721 St. Andrews Road

                                       (Street)

     Boynton Beach, FL 33436

     (City)                            (State)                (Zip)


     11/03/99

2.   Date of Event Requiring Statement (Month/Day/Year)

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ENVIRONMENTAL MONITORING & TESTING CORPORATION (EVMT)

4.   Issuer Name and Ticker or Trading Symbol

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                           [X]  10% Owner
     [_]  Officer (give title below)         [_]  Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
==============================================================================

                                                  3. Ownership Form:
                       2. Amount of Securities       Direct (D) or
1. Title of Security      Beneficially Owned         Indirect (I)    4. Nature of Indirect Beneficial
   (Instr. 4)             (Instr. 4)                 (Instr. 5)         Ownership (Instr. 4)
-----------------------------------------------------------------------------------------------------

Common Stock,             1,900,000                  D
$.01 par value            (Includes 900,000
                          shares as to which
                          the Partnership has
                          sole voting control.)
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==============================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  (Over)
                            SEC 1473 (3-99)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                             5. Owner-
                                             3. Title and Amount of Securities                  ship
                                                Underlying Derivative Security                  Form of
                     2. Date Exercisable        (Instr. 4)                                      Derivative
                        and Expiration Date     -------------------------------  4. Conver-     Security:
                        (Month/Day/Year)                   Amount                   sion or     Direct      6. Nature of
                        --------------------               or                       Exercise    (D) or         Indirect
                        Date       Expira-                 Number                   Price of    Indirect       Beneficial
1. Title of Derivative  Exer-      tion                    of                       Derivative  (I)            Ownership
   Security (Instr. 4)  cisable    Date         Title      Shares                   Security    (Instr. 5)     (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------

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=========================================================================================================================

Explanation of Responses:

By: /s/ Vincnet A. Ferri                           January 21, 2000
    Vincent A. Ferri, General Partner,             Date
    not individually
  **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.